Exhibit 3.59

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•              First: The name of the limited liability company is NBTY FLIGHT SERVICES, LLC.

•              Second: The address of its registered office in the State of New York is 90 Orville Drive, Bohemia, NY 11716. The name of its registered agent is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of NBTY Flight Services, LLC this 15th day of October.

By:	/s/ John Patrick Paraschos
Name: John Patrick Paraschos